EXHIBIT 21

Parent

Southern Missouri Bancorp, Inc.

Subsidiaries (a)	Percentage of Ownership	Jurisdiction or State of Incorporation

Southern Bank	100%	Missouri
SMS Financial Services, Inc.(b)	100%	Missouri
SB Corning, LLC(c)	100%	Missouri
SB Real Estate Investment, LLC(c)	100%	Missouri
Southern Bank Real Estate Investments, LLC(d)	100%	Missouri
Southern Insurance Services, LLC(e)	100%	Missouri
Fortune Investment Group, LLC(f)	100%	Missouri
Fortune Insurance Group, LLC(g)	100%	Missouri
Fortune SBA, LLC(h)	100%	Missouri

(a)   The operation of the Company's wholly owned subsidiaries are included in the Company's Financial Statements contained in Item 7 hereof.

(b)   Wholly owned subsidiary of Southern Bank; subsidiary is inactive.

(c)   Wholly owned active subsidiary of Southern Bank.

(d)   Wholly owned active subsidiary of SB Real Estate Investments, LLC.

(e)   Wholly owned active subsidiary of Southern Bank.

(f)   Wholly owned subsidiary of Southern Bank; subsidiary is inactive.

(g)   Wholly owned active subsidiary of Southern Bank.

(h)   Wholly owned subsidiary of Southern Bank; subsidiary is inactive.